Exhibit 10.13

EXECUTION VERSION

SHARE PURCHASE AGREEMENT

dated as of February 11, 2014

among

MINERVA NEUROSCIENCES, INC.,

MIND-NRG SA

and

THE PARTIES SET FORTH ON SCHEDULE A

Relating to the Purchase and Sale

of 100% of the capital stock of

MIND-NRG SA

i

i

(continued)

(continued)

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		Page

9.10	Severability	41
9.11	Disclosure	41
9.12	Entire Agreement	41
9.13	Headings; Interpretation	42

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT, is made and entered into as of February 11, 2014 (the “Agreement”), by and among MINERVA NEUROSCIENCES, INC., a Delaware corporation (“Buyer”), Mind-NRG SA, a Swiss corporation (société anonyme/Aktiengesellschaft) (the “Company”), and the parties set forth on Schedule A hereto (the “Shareholders”).

WITNESSETH

WHEREAS, the Shareholders collectively own 100% of the issued and outstanding Company Shares (as defined below) of capital stock of the Company;

WHEREAS, each Shareholder is the record and beneficial owner of the number of Company Shares (as defined below) set forth opposite each such Shareholder’s name on Schedule A hereto;

WHEREAS, the Shareholders desire to sell all of the Company Shares to Buyer, and Buyer desires to purchase all of the Company Shares from the Shareholders, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, a portion of the consideration specified herein to be paid pursuant to this Agreement shall be retained by Buyer for release contingent upon certain events and conditions;

WHEREAS, the parties intend the transactions contemplated by this Agreement to be treated as a transfer of property in exchange for newly issued stock of Buyer in accordance with Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, as a condition and material inducement to the willingness of Buyer to enter into this Agreement, prior to the Closing (as defined below), the Company and ProteoSys AG, a company organized under the Laws of Germany (“ProteoSys”), shall have entered into an amendment of that certain Assignment Agreement, by and among the Company, ProteoSys and Pentavest S.à.r.l, a company organized under the Laws of Luxembourg (“Pentavest”), dated as of August 20, 2010 and as amended on November 15, 2010 (the “ProteoSys Agreement”), to, among other things, limit the financial obligations of the Company under the ProteoSys Agreement to €500,000, secured by a payment guarantee of €500,000 by Buyer (the “ProteoSys Amendment”);  and

WHEREAS, as a condition of the Closing, Buyer and certain of the Shareholders shall enter into the certain Common Stock Purchase Agreement, dated as of the date hereof (the “Buyer SPA”), substantially in the form attached hereto as Exhibit A.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1.
DEFINITIONS

1.1                              Definitions.  Except as otherwise explicitly provided herein, when used in this Agreement, the following terms shall have the meanings assigned to them in this ARTICLE 1, or in the applicable Section of this Agreement to which reference is made in this ARTICLE 1.

“Actions” shall have the meaning set forth in Section 4.11.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such specified Person.

“Agreement” shall have the meaning set forth in the Preamble.

“Ancillary Agreements” means (i) the Joinder; (ii) the Lockup Agreement; (iii) the Buyer SPA; (iv) the Board Observer Agreement; (v) the ProteoSys Amendment; (vi) the Proxy Agreement; and (vii) any other agreements, instruments and documents delivered pursuant to this Agreement or the other Ancillary Agreements.

“Applicable Survival Period” shall have the meaning set forth in Section 8.1.

“Board Observer Agreement” means the agreement, by and among Buyer and the Shareholders, substantially in the form attached hereto as Exhibit B.

“Books and Records” means of the minutes of meetings of the board of directors, minutes of the general meeting, stock books, stock ledgers, books of account, manuals, general, financial, warranty and shipping records, invoices, members, customer and supplier lists, correspondence, engineering, maintenance and operating records, advertising and promotional materials, credit records of customers and other documents, records and files, in each case related to the business of the Company, including books and records relating to, and tangible embodiments of, Company Intellectual Property.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York City are authorized or required by Law to close.

“Buyer” shall have the meaning set forth in the Preamble.

“Buyer Common Stock” means the common stock of Buyer, par value $0.0001.

“Buyer Contract” shall have the meaning set forth in Section 5.13.

“Buyer Financial Statements” shall have the meaning set forth in Section 5.8(a).

“Buyer Indemnitees” shall have the meaning set forth in Section 8.3(a).

“Buyer IPO” means the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act, covering the offer and sale of the Buyer Common Stock.

“Buyer SPA” shall have the meaning set forth in the recitals.

“Buyer’s Policies” shall have the meaning set forth in Section 5.16.

“Claim” shall have the meaning set forth in Section 8.8(a).

“Claim Amount” shall have the meaning set forth in Section 8.8(a).

“Claim Notice” shall have the meaning set forth in Section 8.8(a).

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“Code” shall have the meaning set forth in the recitals.

“Company” shall have the meaning set forth in the Preamble.

“Company Contracts” shall have the meaning set forth in Section 4.10(a).

“Company Intellectual Property” means, collectively, the Owned Intellectual Property and the Licensed Intellectual Property.

“Company Material Adverse Effect” means any material adverse change to the current Company business taken as a whole or the results of operations, assets or financial condition of the Company, as determined from the perspective of a reasonable Person in Buyers’s position; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has occurred or would reasonably be expected to occur, a Company Material Adverse Effect: (i) any failure by the Company to meet internal or other estimates, predictions, projections or forecasts of revenue, net income or any other measure of financial performance; (ii) any adverse effect (including any claim, litigation, reduction in revenues or income, or disruption of business relationships) arising from or attributable or relating to conditions affecting any of the industries in which the Company operates or participates, or the economy or financial markets in any location where the Company has material operations or sales; (iii) changes in applicable law, accounting rules or principles; and (iv) changes, effects or results arising from actions required or permitted by the Agreement.

“Company Shares” means, collectively, Ordinary Shares, Non-Voting Shares and Preferred Shares to be transferred pursuant to this Agreement.

“Consideration” has the meaning set forth in Section 2.1.

“Contract” means any agreement, contract, license, lease, commitment, arrangement or understanding, written or oral, including any invoice, sales order or purchase order.

“Control” means, when used with respect to any Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise and the terms “Controlling” and “Controlled” shall have meanings correlative to the foregoing.

“Distribution Compliance Period” shall have the meaning set forth in Section 3.8(b).

“Exchange Act” means the Securities Exchange Act of 1934, as the same may be amended from time to time.

“Existing Stockholders” means the holders of Buyer Common Stock as of immediately prior to the Closing.

“Financial Statements” shall have the meaning set forth in Section 4.4(a).

“Governmental Entity” means any:  (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal); or (d) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Holdback Shares” shall have the meaning set forth in Section 2.4.

“Holdback Shares Indemnity Value” shall have the meaning set forth in Section 8.2.

“Indebtedness” means any of the following:  (a) any indebtedness, whether or not contingent, for borrowed money; (b) any obligations evidenced by bonds, debentures, notes or other similar instruments; (c) any obligations to pay the deferred purchase price of property or services; (d) any obligations as lessee under leases that have been, or should be, recorded as capitalized leases; (e) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property; (f) any obligations, contingent or otherwise, under or with respect to acceptance credit, letters of credit or similar facilities; (g) any obligation with respect to interest rate and currency cap, collar, hedging or swap Contracts; (h) any obligation secured by a Lien; (i) a guarantee of the obligations of any other Person; (j) any guaranty of any of the foregoing; (k) any accrued interest, fees and charges in respect of any of the foregoing and (l) any prepayment premiums and penalties, and any other fees, expenses, indemnities and other amounts payable as a result of the prepayment or discharge of any of the foregoing.

“Indemnified Party” shall have the meaning set forth in Section 8.7(a).

“Indemnifying Party” shall have the meaning set forth in Section 8.7(a).

“Intellectual Property” means all (a) patents (including utility and design patents), patent applications, patent disclosures and all related extensions, continuations, continuations-in-part, divisions, reissues, and reexaminations, utility models, certificates of invention and design patents, and all extensions thereto (“Patents”), (b) trademarks, service marks, trade dress, brand names, certification marks, logos, together with the goodwill associated with any of the foregoing, in each case whether registered or unregistered, and all applications and registrations therefor (“Trademarks”), (c) domain names, URLs and any other addresses for use on the Internet or any other computer network or communication system, (d) copyrights and registrations and applications therefor, together with all renewals, extensions, translations, adaptations, derivations and combinations therefor, works of authorship, publications, documentation, website content, rights in fonts and typefaces, and database rights, (e) rights of publicity, rights of privacy, royal warrants and moral rights, (f) know-how, trade secrets, confidential and proprietary information, concepts, ideas, knowledge, rights in research and development, financial, marketing and business data, algorithms, formulae, inventions, processes, techniques, technical data, designs, drawings (including engineering and auto-cad drawings), specifications, databases, in each case whether or not known to the public, whether patentable or not and whether or not reduced to practice (“Know-How”), (g) computer programs, proprietary software, including any and all software implementations of algorithms, models and methodologies, (h) other intellectual property or similar corresponding or equivalent right to any of the foregoing or other proprietary or Contract right relating to any of the foregoing (including remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions) and (i) copies and tangible embodiments thereof, in each case whether or not the same are in existence as of the date of this Agreement or developed after such date and in any jurisdiction throughout the world.

“Intellectual Property Contracts” means all Contracts relating to Intellectual Property (including any licenses, sublicenses or other agreements under which the Company is licensee or licensor of any Intellectual Property).

“Interim Financial Statements” shall have the meaning set forth in Section 4.4(a).

“Investor Agreements” means (i) the Shareholders Agreement, by and among the Company, Pentavest and ProteoSys, dated as of September 6, 2010, (ii) the Investment Agreement, by and between ProteoSys and Pentavest, dated August 20, 2010, (iii) the Shareholders Agreement, by and among the Company and the Shareholders, dated as of July 12, 2013, and (iv) the Investment Agreement, by and among the Company and certain of the Shareholders, dated as of July 12, 2013.

“Joinder” means the Joinder Agreement, substantially in the form attached hereto as Exhibit C.

“Knowledge of the Buyer”, or any similar phrase, means with respect to any fact or matter, the actual knowledge of Rogerio Vivaldi Coelho, MD, MBA, Remy Luthringer and Geoff Race.

“Knowledge of the Company”, or any similar phrase, means with respect to any fact or matter, the actual knowledge of each Bertrand Damour, Remy Luthringer and David Lowe.

“Law” means any statute, law (including common law), constitution, treaty, charter, ordinance, code, Order, rule, regulation and any other binding requirement or determination of any Governmental Entity.

“Liabilities” means any direct or indirect liabilities, obligations, expenses, Indebtedness, claims, losses, damages, deficiencies, guarantees, endorsements or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, due or to become due, liquidated or unliquidated, matured or unmatured or otherwise.

“Licensed Intellectual Property” means all Intellectual Property that any Person other than the Company owns and that the Company is permitted to use in the operation of its business, whether or not currently used by the Company.

“Lien” means, with respect to any property or asset (including the Company Shares), any lien (statutory or otherwise), mortgage, pledge, charge, security interest, hypothecation, community property interest, equitable interest, servitude, option, right (including rights of first refusal), restriction (including restrictions on voting, transfer or other attribute of ownership), lease, license, other rights of occupancy, adverse claim, reversion, reverter, preferential arrangement or any other encumbrance in respect of such property or asset.

“Lockup Agreement” means the Lockup Agreement, substantially in the form attached hereto as Exhibit D

“Losses” shall have the meaning set forth in Section 8.3(a).

“Net Working Capital” means (i) the aggregate amount of current assets, including all cash and marketable securities, less (ii) the aggregate amount of current liabilities, excluding (A) any amounts owed under the ProteoSys Amendment and (B) any amounts payable in connection with loans made by any of the Shareholders to or for the benefit of the Company.

“Non-Voting Shares” means the ordinary registered non-voting shares in the Company, within the meaning of Articles 656a et. seq. of the Swiss Federal Code of Obligations, as amended from time to time.

“Notice” shall have the meaning set forth in Section 9.1.

“Objection Notice” shall have the meaning set forth in Section 8.8(b).

“Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Entity or arbitrator of competent jurisdiction.

“ordinary course” or “ordinary course of business” means, with respect to an action taken by any Person, an action that (a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person, (b) does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Person exercising similar authority) and does not require any other separate or special authorization of any nature and (c) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

“Ordinary Shares” means the ordinary registered shares in the Company.

“Organizational Documents” means, with respect to any entity, the certificate of incorporation or formation, the articles of association, by-laws, articles of organization, partnership agreement, limited liability company agreement, formation agreement, joint venture agreement or other similar organizational documents of such entity (in each case, as amended).

“Owned Intellectual Property” means, with respect to a Person, all Intellectual Property owned, or purported to be owned by such Person.

“Pentavest” shall have the meaning set forth in the recitals.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association or a Governmental Entity.

“Policies” shall have the meaning set forth in Section 4.13.

“Post-Closing Period” means any taxable period or portion thereof beginning after the Closing Date.  If a taxable period begins on or prior to the Closing Date and ends after the Closing Date, then the portion of the taxable period that begins on the day following the Closing Date shall constitute a Post-Closing Period.

“Pre-Closing Period” means any taxable period or portion thereof that is not a Post-Closing Period.

“Preferred Shares” means the preferred registered shares in the Company, having the rights, preferences and privileges set forth in the Articles of Association and the Investor Agreements.

“Pro Rata Share” means with respect to each Shareholder, the quotient obtained by dividing (i) the amount of Consideration payable hereunder to such Shareholder by (ii) the total Consideration payable hereunder to all Shareholders.

“ProteoSys” shall have the meaning set forth in the recitals.

“ProteoSys Agreement” shall have the meaning set forth in the recitals.

“ProteoSys Amendment” shall have the meaning set forth in the recitals.

“Proxy Agreement” means that certain Voting Proxy Agreement, substantially in the form attached hereto as Exhibit E.

“Registered Intellectual Property” means all Owned Intellectual Property or Licensed Intellectual Property that is exclusively licensed to the Company, that is subject to registrations, applications for registration, or other filings with or issuances by any Governmental Entity.

“Regulatory Authority” means any instrumentality, subdivision, court, administrative agency, commission, official or other authority of the United States or any other country or any state, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

“Released Parties” shall have the meaning set forth in Section 6.5.

“Securities Act” means the Securities Act of 1933, as the same may be amended from time to time.

“Shareholders” shall have the meaning set forth in the Preamble.

“Shareholder Indemnitees” shall have the meaning set forth in Section 8.5.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any other Person that is directly or indirectly Controlled by the first Person.

“Tax” or “Taxes” means any and all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, abandoned property, escheat, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, Transfer Taxes, unemployment, social security, workers’ compensation, capital, premium, and other taxes, assessments, customs, duties, fees, levies, or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Entity having jurisdiction with respect to any Tax.

“Third-Party Claim” shall have the meaning set forth in Section 8.7(a).

“Transfer Taxes” means sales, use, transfer, real property transfer, recording, documentary, stamp, registration and stock transfer taxes and fees.

“Transition Period” shall have the meaning set forth in Section 6.7.

“Transition Services” shall have the meaning set forth in Section 6.7.

“$” means United States dollars.

“Unlimited Claims” means in respect to claims made by the Buyer any Loss that is directly or indirectly suffered or incurred by any of the Indemnified Parties (regardless of whether or not such Loss relates to any Third Party Claim), and that arises from or as a result of, or is directly or indirectly connected with (a) any misrepresentation or breach or failure of any representation or warranty in Sections 3.1, 3.2, 3.3, and 3.4 to be true and correct in all respects by such Shareholder or (b) any fraud or intentional misrepresentation or intentional breach of this Agreement by the Company or by such Shareholder and means in respect to claims made by a Shareholder any Loss that is directly or indirectly suffered or incurred by any of the Indemnified Parties (regardless of whether or not such Loss relates to any Third Party Claim), and that arises from or as a result of, or is directly or indirectly connected with (a) any misrepresentation or breach or failure of any representation or warranty in Sections 5.1, 5.2 and 5.3. to be true and correct in all respects by the Buyer or (b) any fraud or intentional misrepresentation or intentional breach of this Agreement by the Buyer.

ARTICLE 2.
PURCHASE AND SALE OF SECURITIES

2.1                              Sale and Purchase of Company Shares.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, each Shareholder will sell, transfer and deliver, and Buyer will purchase from each Shareholder, on a several, and not joint, basis, all of its respective Company Shares (free and clear of all Liens, subscriptions, options, warrants, calls, proxies, commitments and Contracts of any kind), in consideration of 5,185,528 shares of Buyer Common Stock (the “Consideration”), to be allocated in accordance with Schedule B.

2.2                              Closing.  The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, NY 10178-0060, at 10:00 a.m. on a date to be specified by the parties which shall be no later than two (2) Business Days after satisfaction (or waiver as provided herein) of the conditions set forth in ARTICLE 7 (other than those conditions that by their nature will be satisfied at the Closing), unless another time, date and/or place is agreed to in writing by the parties.  The date upon which the Closing occurs is herein referred to as the “Closing Date.”

2.3                              Transactions to be Effected at the Closing.

(a)                                 At the Closing, Buyer will:

(i)                       deliver to each Shareholder an amount equal to such Shareholder’s Pro Rata Share of the Consideration (minus such Shareholder’s Pro Rata Share of the Holdback Shares), as set forth on Schedule B hereto; and

(ii)                    deliver to the Company and the Shareholders all other documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to this Agreement (including Section 7.3 hereof).

(b)                                 At the Closing, the Company and the Shareholders will deliver to Buyer:

(i)                       duly authorized and endorsed written declarations of assignment by each Shareholder assigning the number of Company Shares set forth opposite such Shareholder’s name on Schedule A hereto under the headings “Number of Ordinary Shares Owned,” “Number of Preferred Shares Owned,” and “Number of Non-Voting Shares Owned”, as applicable;

(ii)                    a copy of the resolutions of the board of directors of the Company approving the transfer of the Securities to Buyer and the entry of Buyer into the share register of the Company as owner of all Securities;

(iii)                 a copy of the updated share and non-voting share register evidencing Buyer’s ownership in all Securities;

(iv)                all other documents and instruments necessary to vest in Buyer all of each Shareholder’s right, title and interest in and to the Company Shares, free and clear of all Liens, subscriptions, options, warrants, calls, proxies, commitments and Contracts of any kind; and

(v)                   all other documents, instruments or certificates required to be delivered by each Shareholder at or prior to the Closing pursuant to this Agreement (including Section 7.2 hereof).

2.4                              Holdback.  Buyer shall withhold from the Shareholders, on a pro rata basis according to their respective interests therein, shares representing ten percent (10%) of the Consideration (the “Holdback Shares”), to be retained as security for the indemnification obligations of the Shareholders set forth in of Section 8.3 of this Agreement.

2.5                              Withholding.  Unless required by applicable law, Buyer will not deduct or withhold from the Consideration amounts otherwise payable by it pursuant to this Agreement to any Person.  If any amounts are withheld, the Buyer will submit to the Person from whom the payment was withheld a copy of the tax withholding certification.  The Buyer will exercise diligent efforts to ensure that any withholding obligation imposed is reduced under the provisions of any treaties applicable to payments made in connection with this Agreement.  In the event that any amount is so deducted and withheld,  such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person to whom the payment from which such amounts were withheld was made.

ARTICLE 3.
REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

Each of the Shareholders, severally but not jointly, and solely with respect to such Shareholder, represents and warrants to Buyer that each statement contained in this ARTICLE 3 as it applies to such Shareholder is true and correct as of the date hereof except as disclosed in the Disclosure Schedule to be provided prior to the signing of this Agreement.

3.1                              Organization.  Such Shareholder, if a legal entity, is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or other formation.

3.2                              Authority and Enforceability.  Such Shareholder has the requisite power and authority, and, in the case of any Shareholder that is an individual, the requisite legal capacity, to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by such Shareholder of this Agreement and the Ancillary Agreements to which it is a party and the consummation by such Shareholder of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of such Shareholder and no other action is necessary on the part of such Shareholder to authorize this Agreement or any Ancillary Agreement to which it is a party or to consummate the transactions contemplated hereby and thereby.  This Agreement and each Ancillary Agreements to which it is a party have been duly executed and delivered by such Shareholder.  Assuming due authorization, execution and delivery by Buyer and each other party thereto, this Agreement and each of the Ancillary Agreements constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

3.3                              No Conflicts; Consents.

(a)                                 The execution and delivery by such Shareholder of this Agreement and the Ancillary Agreements to which it is a party does not, the performance by such Shareholder of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby (in each case, with or without the giving of notice or lapse of time or both) will not, directly or indirectly, (i) if such Shareholder is a legal entity, violate or conflict with or result in the breach of the provisions of any of the Organizational Documents of such Shareholder, (ii) violate, breach, conflict with or constitute a default, an event of default, or an event creating any additional rights (including rights of amendment, impairment, modification, suspension, revocation, acceleration, termination, or cancellation), impose additional obligations or result in a loss of any rights, or require a consent or the delivery of notice, under any Contract or Law to which such Shareholder is a party or a beneficiary or by which such Shareholder or its Company Shares is subject, or (iii) result in the creation of any Liens, subscriptions, options, warrants, calls, proxies, commitments or Contracts of any kind upon any of the Company Shares.  There is no Action pending or, to the knowledge of such Shareholder, threatened against or affecting its Company Shares.

(b)                                 No Order of, with, or to any Person is required by such Shareholder in connection with the execution and delivery, of this Agreement and the Ancillary Agreements, the performance of the obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby.

3.4                              Company Shares.

(a)                                 Such Shareholder holds of record and owns beneficially all of the Company Shares set forth opposite such Shareholder’s name on Schedule A hereto, free and clear of all Liens, subscriptions, options, warrants, calls, proxies, commitments, restrictions and Contracts of any kind.  The number of Company Shares set forth opposite such Shareholder’s name on Schedule A hereto correctly sets forth all of the capital stock of the Company owned of record or beneficially by such Shareholder and such Shareholder does not own (or have any rights in or to acquire) any capital stock of the Company or any other securities convertible into, or exercisable or exchangeable for, capital stock of the Company.  Such Shareholder’s Company Shares were not issued in violation of (i) any Contract to which such Shareholder is or was a party or beneficiary or by which such Shareholder or its properties or assets is or was subject or (ii) of any preemptive or similar rights of any Person.  This Agreement, together with the other documents executed and delivered at Closing by such Shareholder, will be effective to transfer valid title to such Shareholder’s Company Shares to Buyer, free and clear of all Liens, subscriptions, options, warrants, calls, proxies, commitments and Contracts of any kind.

(b)                                 Except for the Investor Agreements, such Shareholder is not party to (i) any voting agreement, voting trust, registration rights agreement, Shareholder agreement or other similar arrangement with respect to the capital stock of the Company or (ii) any Contract obligating such Shareholder to vote or dispose of any shares of the capital stock of, or other equity or voting interests in, the Company or which has the effect of restricting or limiting the transfer, voting or other rights associated with the Company Shares.

3.5                              Disclosure of Information and Investment Experience.

(a)                                 Such Shareholder understands that the transactions contemplated by this Agreement and the Ancillary Agreement involve substantial risk.  Such Shareholder (i) is a sophisticated investor with respect to the transactions contemplated by this Agreement and the Ancillary Agreements, (ii) has adequate information concerning the business and financial affairs of the Company to make an informed decision regarding the sale of the Company Shares pursuant to the terms and conditions of this Agreement, (iii) has independently and without reliance upon Buyer, and based on such information as such Shareholder has deemed appropriate, made its own analysis and decision to sell the Company Shares to Buyer and (iv) has a preexisting business relationship with the Company of a nature and duration that enables such Shareholder to assess the merits and risks of the transactions contemplated by this Agreement.

(b)                                 Buyer has not given such Shareholder any investment advice, credit information or opinion on whether the sale of the Company Shares is prudent.

(c)                                  Notwithstanding anything to the contrary contained herein, such Shareholder acknowledges that (i) Buyer currently may have, and later may come into possession of, information about the Company Shares or the Company that is not known to such Shareholder and that may be material to a decision to sell the Company Shares; (ii) it has determined to sell the Company Shares to Buyer notwithstanding its lack of such knowledge and (iii) Buyer shall not have any liability to any Shareholder with respect to material information that Buyer possesses and/or such Shareholder’s lack of such information.  For the purpose of this Section 3.5, each Shareholder hereby waives and releases any claims that it might have had prior to the Closing Date against Buyer under applicable securities Laws.

3.6                              Brokers’ Fees.  Such Shareholder does not have any Liability to pay any fees or commissions to any broker, finder or similar agent with respect to this Agreement, the Ancillary Agreements or the transactions contemplated by hereby or thereby.

3.7                              Investment Intent.  Such Shareholder is acquiring the Buyer Common Stock for investment for its own account and not with a view to resale or distribution within the meaning of Section 2(11) of the Securities Act.

3.8                              Regulation S Representations and Restrictions.

(a)                                 Such Shareholder (1) is domiciled outside the United States; (2) is not a U.S. Person as defined in Rule 902 of Regulation S, is acquiring the Buyer Common Stock for investment for such Shareholder’s own account, and not as nominee or agent, and not for the account or benefit of any U.S. Person; and (3) represents and warrants that at the time of the Closing, such Shareholder and any Person acting on such Shareholder’s behalf in connection therewith will be located outside the United States.

(b)                                 Such Shareholder has been advised and acknowledges:  (1) that the Buyer Common Stock has not been, and when issued will not be, registered under the Securities Act, as amended, the securities laws of any state of the United States or the securities laws of any other country; (2) that in issuing the Buyer Common Stock to such Shareholder pursuant hereto, Buyer is relying upon the exemption from registration provided by Regulation S under the Securities Act; (3) that it is a condition to the availability of the Regulation S safe harbor that the Buyer Common Stock not be offered or sold in the United States or to a U.S. Person until the expiration of a period of twelve months following their issuance to such Shareholder, provided, however, that such period shall be reduced to six months upon the consummation of the Buyer IPO (the “Distribution Compliance Period”); (4) that prior to the expiration of the Distribution Compliance Period, the Buyer Common Stock may be offered and sold by the holder thereof only if the offer and sale is made in compliance with the terms of this Agreement and either:  (A) the offer or sale is within the United States or to or for the account of a U.S. Person and pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act; or (B) the offer and sale is outside the United States and to other than a U.S. Person; (5) that the foregoing restrictions are binding upon subsequent transferees of the Buyer Common Stock except for transferees pursuant to an effective registration statement; and (6) that after the Distribution Compliance Period, the Buyer Common Stock may be offered or sold within the United States or to or for the account of a U.S. Person only in accordance with this Agreement and pursuant to applicable securities laws.

(c)                                  Such Shareholder covenants that, with respect to the Buyer Common Stock, until the expiration of the Distribution Compliance Period, the Shareholder, its agents or representatives will not solicit offers to buy, offer for sale or sell any of the Buyer Common Stock or any beneficial interest therein in the United States or to or for the account of a U.S. Person.  Notwithstanding the foregoing, prior to the expiration of the Distribution Compliance

Period, the Buyer Common Stock may be offered and sold by the holder thereof only if such offer and sale is made in compliance with the terms of this Agreement and either:  (A) the offer or sale is within the United States or to or for the account of a U.S. Person and pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act; or (B) the offer and sale is outside the United States and to other than a U.S. Person.

(d)                                 Such Shareholder understands that the Buyer Common Stock constitute “restricted securities” within the meaning of Rule 144 under the Securities Act inasmuch as they are being acquired from Buyer in a transaction pursuant to Regulation S.  Under applicable laws and regulations, the Buyer Common Stock may be resold without registration under the Securities Act only in certain limited circumstances.  In this connection, such Shareholder represents that such Shareholder is familiar with Rule 144 under the Securities Act, and understands the resale limitations imposed thereby and by the Securities Act.  Such Shareholder understands that although Rule 144 is not exclusive, the United States Securities and Exchange Commission has expressed its opinion that persons proposing to sell restricted securities received in a private offering will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales and that such persons and the brokers who participate in the transactions do so at their own risk.

(e)                                  Such Shareholder has not engaged in, nor is such Shareholder aware that any party has engaged in, and such Shareholder covenants that it will not engage in or cause any third party to engage in, any directed selling efforts (as such term is defined in Regulation S) in the United States with respect to the Buyer Common Stock.  Such Shareholder is not a “distributor” (as defined in Regulation S) or a “dealer” (as defined in the Securities Act).

(f)                                   Such Shareholder covenants that such Shareholder will not engage in hedging transactions (within the meaning of Rule 903(b)(3)(iii)(B)(4) of Regulation S) with regard to the Buyer Common Stock unless in compliance with the Securities Act.

(g)                                  Such Shareholder understands that the Buyer Common Stock will bear legends substantially in the following forms:

Regulation S Legend

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND THE ISSUER DOES NOT INTEND TO REGISTER THEM.  PRIOR TO THE DATE THAT IS THE FIRST ANNIVERSARY OF THE ISSUANCE DATE, (THE “DISTRIBUTION COMPLIANCE DATE”), THE SECURITIES MAY NOT BE OFFERED OR SOLD (INCLUDING OPENING A SHORT POSITION IN SUCH SECURITIES) IN THE UNITED STATES OR TO U.S. PERSONS (AS DEFINED BY RULE 902(k) ADOPTED UNDER THE ACT) UNLESS THE SECURITIES ARE REGISTERED UNDER THE ACT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT IS AVAILABLE.  PURCHASERS OF SUCH SECURITIES PRIOR TO THE DISTRIBUTION COMPLIANCE DATE MAY RESELL SUCH SECURITIES ONLY PURSUANT TO AN EXEMPTION

FROM REGISTRATION UNDER THE ACT OR IN TRANSACTIONS EFFECTED OUTSIDE OF THE UNITED STATES PROVIDED THEY DO NOT SOLICIT (AND NO ONE ACTING ON THEIR BEHALF SOLICITS) PURCHASERS IN THE UNITED STATES OR OTHERWISE ENGAGE(S) IN SELLING EFFORTS IN THE UNITED STATES.  HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE ACT.”

Other Securities Act Legend

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR THE SECURITIES LAWS OF CERTAIN STATES AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SAID ACT AND SUCH LAWS.  THE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER SAID ACT AND SUCH LAWS PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.  THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING.  ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL”

(h)                                 The certificates evidencing the Buyer Common Stock shall also bear any legend required pursuant to any state, local or foreign law governing such securities.

(i)                                     Such Shareholder acknowledges that the only “offering material or document” (within the meaning of Rule 902(g)(2) of Regulation S) provided to such Shareholder in connection with the issuance of the Buyer Common Stock and the transactions contemplated by this Agreement was this Agreement and the term sheet dated November 19, 2013.

3.9                              No Public Market.  Such Shareholder understands that no public market now exists for the Buyer Common Stock and acknowledges that neither Buyer, nor any Affiliate of Buyer, has made any assurance that a public market will ever exist for the Buyer Common Stock.

ARTICLE 4.
REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

Each Seller represents and warrants to the Buyer, severally and not jointly (except with respect the Buyer’s rights to recover from the Holdback Shares), as to itself that each statement contained in this ARTICLE 4 is true and correct as of the date hereof and will be true and correct as of the Closing Date (unless the particular statement speaks expressly as of a particular date, in which case it is true and correct only as of such date) except as disclosed in the Disclosure Schedule to be provided prior to the signing of this Agreement.

4.1                              Organization and Good Standing.  The Company is duly organized, validly existing under the Laws of Switzerland, has all requisite power and authority to own, lease and operate its assets and to carry on its business as now being conducted and as proposed to be conducted.  The Company is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which it owns or leases assets or the nature of its activities require such licensing or qualification.  Schedule 4.1 hereto contains a complete and accurate list of each jurisdiction in which the Company is licensed or qualified to do business.  The Company has no subsidiaries and does not, directly or indirectly, own any securities or other interest in any corporation, partnership, joint venture or other business association or entity.  The Company has delivered to Buyer a complete and accurate copy of the Organizational Documents as in effect on the date hereof.  The Company is not and has not been in breach or violation of or default under any provision of its Organizational Documents.

4.2                              Capitalization; Minute Books.

(a)                                 At the date of this Agreement, the total share capital of the Company amounts CHF 393’806 fully paid in. Thereof, CHF 242,144 is (ordinary) share capital and CHF 151’662 148,846 is non-voting share capital. The ordinary share capital is divided into (i) 800 Ordinary Shares and (ii) 241,344 Preferred Shares. In addition, the Company has conditional non-voting share capital in the amount of CHF 75,700, for the issuance of 72’884Non-Voting Shares in case of option rights being exercised, to be paid in upon issuance. Further, the Company has authorized non-voting share capital in the amount of CHF 53,504 for the issuance 53,504 Non-Voting Shares until 21 July 2015, to be paid in upon issuance, and authorized (ordinary) share capital in the amount of CHF 87,297 for the issuance of 87,297 Preferred Shares until 21 July 2015, to be paid in upon issuance. No other capital stock of the Company is authorized, issued or outstanding.  All of the Company Shares issued as of the date hereof are duly authorized, validly issued, fully paid and nonassessable and were issued in compliance with all applicable Laws. The Company Shares set forth on Schedule A hereto represent all of the issued and outstanding capital stock of the Company.  None of the Company Shares were issued in violation of (i) any Contract to which the Company is or was a party or beneficiary or by which the Company or their respective properties or assets is or was subject or (ii) of any preemptive or similar rights of any Person.

(b)                                 There are no outstanding options, warrants or other securities or subscription, preemptive or other rights convertible into or exchangeable or exercisable for any shares of capital stock or other equity or voting interests of the Company and there are no “phantom stock” rights, stock appreciation rights or other similar rights with respect to the Company.  There are no Contracts of any kind to which the Company is a party or beneficiary or by which the Company or its assets are subject, obligating the Company to issue, deliver, grant or sell, or cause to be issued, delivered, granted or sold, additional shares of capital stock of, or other equity or voting interests in, or options, warrants or other securities or subscription, preemptive or other rights convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company, or any “phantom stock” right, stock appreciation right or other similar right with respect to the Company, or obligating the Company to enter into any such Contract.

(c)                                  There are no securities or other instruments or obligations of the Company, the value of which is in any way based upon or derived from any capital or voting stock of the Company or having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which the Company’s Shareholders (or their equivalent) may vote.

(d)                                 There are no Contracts, contingent or otherwise, obligating the Company to repurchase, redeem or otherwise acquire or dispose of any shares of capital stock of, or other equity or voting interests in, the Company.  There are no voting agreements, voting trusts, registration rights agreements, shareholder agreements or other similar arrangement with respect to the capital stock of the Company.  There are no rights plans affecting the Company.

(e)                                  Upon consummation of the transactions contemplated by this Agreement, Buyer will own all of the issued and outstanding capital stock of the Company, free and clear of all Liens, subscriptions, options, warrants, calls, proxies, commitments and Contracts of any kind.

(f)                                   There are no bonds, debentures, notes or other Indebtedness of the Company.

(g)                                  The Books and Records of the Company completely and accurately reflect in all respects all material actions taken by written consent or resolution and meetings held on or after October 4, 2013, by the Shareholders and directors.  The Company has delivered to Buyer a complete and accurate copy of all minutes of the meetings of the board of directors of the Company and all minutes of the general meetings of the Company.

4.3                              No Conflicts; Consents.

(a)                                 The execution and delivery of this Agreement and the Ancillary Agreements to which the Company is a party does not, the performance by the Company of any of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby (in each case, with or without the giving of notice or lapse of time, or both) will not, directly or indirectly, (i) violate or conflict with or result in the breach of the provisions of any of the Organizational Documents of the Company that will have a negative impact on the Company’s business and or financial condition , (ii) violate, breach, conflict with or constitute a default, an event of default, or an event creating any additional rights (including rights of amendment, impairment, modification, suspension, revocation, acceleration, termination or cancellation), impose additional obligations or result in a loss of any rights, or require a consent or the delivery of notice, under any Company Contract or Law applicable to the Company or to which the Company is a party or a beneficiary or otherwise subject, or in respect of any Company Intellectual Property that will have a negative impact on the Company’s business and or financial condition, or (iii) result in the creation of any Liens upon any asset owned or used by the Company.

(b)                                 No Order, consent or authorization of, with, or to any Person is required by the Company in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

4.4                              Financial Statements; Net Working Capital; No Liabilities.

(a)                                 Complete and accurate copies of the (i) audited balance sheets of the Company as of 2012 and 2011, for the years then ended (collectively, the “Financial Statements” and (ii) unaudited balance sheet of the Company as at September 30, 2013 for the nine (9)-month period then ended (the “Interim Financial Statements”) are set forth on the Schedule 4.4(a)(i).  The Financial Statements were prepared from the Books and Records (which are complete and accurate) of the Company, and fairly present the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated.  The Interim Financial Statements were prepared consistent with the Company’s past practices for management’s internal use and show the assets of the Company as of the respective date (without taking into account any depreciation and other limitations mentioned on such statement) and the actual liabilities of the Company.

(b)                                 In addition to the Financial Statements, the Shareholders have provided (or caused to be provided) to Buyer a statement and setting forth in reasonable detail the calculation of the Company’s Net Working Capital as of the Closing including each of the components of Net Working Capital.  As of the Closing, to the extent that Net Working Capital is less than US$1,400,000, then certain Shareholders shall either (i) at Closing loan to the Company, or (ii)  provide the Company at Closing a credit facility, which facility shall be fully funded at Closing into an escrow (which escrow shall provide that the Company shall have the sole discretion to withdraw from such escrow), in each case in an amount such that the loan proceeds (whether loaned directly to the Company at Closing or pursuant to a credit facility that will be fully funded into escrow), together with the Net Working Capital shall equal US$1,400,000.  The terms of any such loan or credit facility and, if applicable, escrow shall be satisfactory to the Buyer, in its sole discretion.

(c)                                  The Company has no Liabilities except (i) those which are adequately reflected or reserved against in the Financial Statements dated as of September 30, 2013 or the Net Working Capital, (ii) the €500,000 payment obligation owed under the ProteoSys Agreement; (iii) any amounts payable in connection with loans made by any of the Shareholders to or for the benefit of the Company; and (iv) those Liabilities which would bring the Company, as of the Closing, below the Net Working Capital in the minimum amount of US$1,400,000 (after taking into consideration the loan proceeds described in Section 4.4(b)).

(d)                                 There are no Liens on any capital stock (or other equity interests) or assets of the Company.

4.5                              Taxes.

(a)                                 The Company has duly and timely filed with the appropriate Taxing Authorities all Tax Returns required to have been filed by the Company (or, if due between the date hereof and the Closing Date, will be duly and timely filed), and each such Tax Return to the extent required by law correctly and completely reflects Liabilities for Taxes and all other information required to be reported thereon.  All Taxes owed by the Company have been duly and timely paid.  The Company has adequately provided for, in its books of account and related records, Liabilities for all unpaid Taxes (that are current Taxes not yet due and payable).

(b)                                 To the Knowledge of the Company there is no action or audit currently proposed, threatened or pending against, or with respect to, the Company in respect of any Taxes.    No claim has ever been made by an authority in a jurisdiction where any of the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction or that any of them must file Tax Returns in such jurisdiction.  There are no Liens on any of the stock or assets of the Company with respect to Taxes.

(c)                                  The Company has withheld and timely paid all Taxes required to have been withheld or paid and has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto.

(d)                                 There is no dispute or claim concerning any Liabilities for Taxes with respect to the Company for which notice has been provided, or which is to the Knowledge of the Company asserted or threatened, or which is otherwise known to the Company.  No issues have been raised in any examination with respect to the Company.  The Company has not waived (or is subject to a waiver of) any statute of limitations in respect of Taxes and has not agreed to (or is subject to) any extension of time with respect to a Tax assessment or deficiency.

(e)                                  The Company is and has always been a foreign corporation for U.S. federal income tax purposes, and is not and has never been a “controlled foreign corporation” within the meaning of Section 957 of the Code or a “passive foreign investment company” within the meaning of Section 1297 of the Code. The Company has never engaged in the conduct of a trade or business within the United States, or treated as or considered to be so engaged.  Schedule 4.5(e) sets forth all non-U.S. jurisdictions in the Company is subject to Tax, is engaged in business or has a permanent establishment.

4.6                              Arms-Length Transaction.  The Consideration was negotiated between the Company, the Shareholders and Buyer in good faith and in an arms-length manner, and the Company has not conducted any public offering of its shares.

4.7                              Compliance with Law. To the Knowledge of the Company the Company is in compliance in all material respects with, and has not received any notice of any pending violation with respect to, any Law or regulation with respect to the Company’s business or operations.  The Company currently has no material permits which are required for the operation of the Company’s current business.

4.8                              Real Property.  The Company does not own, or have any interest (including any leasehold interest) in, any real property.

4.9                              Intellectual Property.

(a)                                 Schedule 4.9(a)(i) contains a complete and accurate list of all Registered Intellectual Property (including the owner; inventor (if applicable); application, registration, Patent or other identifying number under which such right is identified; application or registration/issue date; and jurisdiction) and all Owned Intellectual Property that is otherwise material to the operation of the Company’s business.  For purposes of the foregoing, material Know-How need only be generally described.  Except as set forth on Schedule 4.9(a)(ii), the Company exclusively owns all right, title, and interest in and to the Owned Intellectual Property, free and clear of all Liens.

(b)                                 Schedule 4.9(b) identifies all Licensed Intellectual Property and the relevant license (except for “shrink-wrap” and similar commercially available end-user licenses.

(c)                                  Schedule 4.9(c): (i) lists all licenses, sublicenses, and other agreements pursuant to which the Company authorizes a third party to use, practice any rights under, co-exist with, or grant sublicenses with respect to any Company Intellectual Property (including on such list, whether such license is exclusive or non-exclusive); and (ii) identifies any material alterations to standard customer or client agreements of the Company and circumstances surrounding such alteration.

(d)                                 The Company Intellectual Property owned or used by the Company immediately prior to the Closing will be owned or available for use (as applicable) by Buyer on identical terms and conditions immediately after Closing.  To the Knowledge of the Company no Person has infringed, misappropriated, diluted or otherwise violated, or is infringing, misappropriating, diluting or otherwise violating, any Owned Intellectual Property.  No Action has been instituted relating to any Owned Intellectual Property, or, to the Knowledge of the Company, threatened relating to any Company Intellectual Property and none of the Owned Intellectual Property is subject to any outstanding Order.  The Company has taken reasonable and necessary steps to protect and maintain the proprietary nature of each item of Owned Intellectual Property and the confidentiality of the Know-How of the Company.

4.10                       Contracts.

(a)                                 Schedule 4.10(a) sets forth a complete and accurate list of all of the following Contracts to which the Company is a party or a beneficiary or by which the Company or its assets are subject: (i) Contracts under which amounts paid or expected receipts or expenditures exceed $100,000 in the current or any future calendar year, including Contracts with subcontractors and suppliers; (ii) requiring the Company to indemnify any Person on terms that are not customary; (iii) pursuant to which any materials are sole-sourced to the Company which cannot be obtained from another third party; (iv) constituting any notes, debentures, bonds,  or other Contracts for the borrowing or lending of money (including loans to or from officers, directors, members, partners, or shareholders of the Company), Contracts or arrangements for a line of credit or for a guarantee of, or other undertaking in connection with, the Indebtedness of any other Person; (v) with any Governmental Entity; (vi) under which a representative or sales agency relationship is created; (vii) limiting or restraining the Company from engaging or competing in any lines of business with any Person other than standard non-disclosure agreements, none of which materially restrict competition other than by confidentiality, non-solicitation and non-use of confidential information of the discloser; (viii) involving the lease by the Company of any tangible assets; (ix) involving a license, distributorship or other similar arrangement; (x) involving any capital expenditure or leasehold improvements; (xi) that if terminated, would reasonably be expected to result in a Company

Material Adverse Effect; (xii) Contracts with any Affiliate or family member of any of the Shareholders, or Affiliate or family member of any director, current or former partner, Shareholder, officer, employee, of the Company; and (xiii) Contracts that are otherwise material to the Company or were entered into outside the ordinary course of business and not previously disclosed pursuant to this Section 4.10.  The Contracts required to be listed on Schedule 4.10(a) together with the Intellectual Property Contracts and Policies, are collectively referred to herein as the “Company Contracts”.  The Company has delivered complete and accurate copies of each Company Contract (including all amendments, modifications, extensions and renewals thereof and related notices and agreements thereto) to Buyer.

(b)                                 Each Company Contract is in full force and effect and valid and enforceable in accordance with its terms.  The Company has complied with and is in compliance with, and all other parties thereto have complied with and are in compliance with, the provisions of each Company Contract.  The Company is not, and to the Knowledge of the Company, no other party thereto is, in default in the performance, observance or fulfillment of any obligation, covenant, condition or other term contained in any Company Contract, and the Company has not given or received notice to or from any Person relating to any such alleged or potential default that has not been cured.  No event has occurred which with or without the giving of notice or lapse of time, or both, could violate, breach, conflict with or constitute a default, an event of default, or an event creating any additional rights (including rights of amendment, impairment, modification, suspension, revocation, acceleration, termination, or cancellation), impose additional obligations or result in a loss of any rights, or require a consent or the delivery of notice, under any Company Contract.

4.11                       Litigation.  There is no action, suit or proceeding, claim, arbitration, litigation or investigation (each, an “Action”), (i) pending or, to the Knowledge of the Company, threatened against or affecting the Company, its business or its assets or (ii) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or the Ancillary Agreements.  No officer, director or manager of the Company is a defendant in any Action commenced by any Shareholder of the Company with respect to his duties as an officer, director or manager thereof under any applicable Law.  No event has occurred or circumstances exist that does or could reasonably be expected to result in or serve as a basis for any such Action.  There is no unsatisfied judgment, penalty or award against the Company or affecting its assets.

4.12                       Regulatory Compliance.

(a)                                 To the Knowledge of the Company the Company is in compliance in all material respects with all applicable Laws, including those relating to good laboratory practice, current good manufacturing practices, good clinical practice, and protection of human subjects and humane care and use of laboratory animals, to the extent that those laws and regulations apply to the Company’s activities.

(b)                                 The Company has not employed or otherwise used in any capacity, and will not employ or otherwise use in any capacity, the services of any person debarred under United States Law, including Section 21 USC 335a, or any foreign equivalent thereof, or otherwise, to the Knowledge of the Company, has been or is subject to legal or regulatory sanctions for conduct relating to pre-clinical studies.

(c)                                  The Company has made available to Buyer accurate and complete copies of all material registrations, applications, licenses, requests for approvals, exemptions, permits and other regulatory authorization to any Regulatory Authority (including any premarket applications) with respect to the Company’s business.

(d)                                 The Company has made available to Buyer: (i) a description of all pre-clinical experiments conducted by the Company, including the design and, as applicable, the results of the experiments, to the Knowledge of the Company, including, without limitation, all completed and ongoing pre-clinical experiments; and (ii) all minutes, summaries or logs of the Company’s meetings or communications (whether written or oral) with any Regulatory Authority.

4.13                       Insurance.  Schedule 4.13 sets forth (a) a list of each insurance policy and fidelity bond which covers the Company, its assets or any director, officer or employee of the Company (the “Policies”) and (b) a list of all pending claims and the claims history for the Company during the current year and the preceding three (3) years (including with respect to insurance obtained but not currently maintained).  There are no pending claims under any of such Policies as to which coverage has been questioned, denied or disputed by the insurer or in respect of which the insurer has reserved its rights.  All Policies are issued by an insurer that is financially sound and reputable, are in full force and effect, are valid and are enforceable in accordance with their terms.  All premiums due under the Policies have been paid in full or, with respect to premiums not yet due, accrued.  Such Policies provide adequate insurance coverage for the Company, and are sufficient for compliance with all Laws and Contracts to which the Company is a party or a beneficiary or by which the Company or is assets are subject.  The Company has not received a notice of cancellation or termination of any Policy or of any material changes that are required in the conduct of the Company’s business as a condition to the continuation of coverage under, or renewal of, any such Policy.  The Company does not have any self-insurance arrangements.

4.14                       Bank Accounts; Powers of Attorney.  Schedule 4.14 sets forth (a) the name of each bank, safe deposit company or other financial institution in which the Company has an account, lock box or safe deposit box and the names of all Persons authorized to draw thereon or have access thereto and (b) each outstanding power of attorney executed by or on behalf of the Company in favor of any other Person.

4.15                       Brokers.  The Company has no Liability to pay any fees or commissions to any broker, finder or similar agent with respect to this Agreement, the Ancillary Agreements or the transactions contemplated by hereby or thereby.

ARTICLE 5.
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Shareholders and the Company that each statement contained in this ARTICLE 5 is true and correct as of the date hereof and as of the Closing Date except as disclosed in the Buyer Disclosure Schedule to be provided prior to the signing of this Agreement.

5.1                              Organization and Good Standing.  Buyer is duly organized, validly existing and in good standing under the Laws of the State of Delaware.

5.2                              Authority and Enforceability.  Buyer has the requisite power and authority to enter into this Agreement and each of the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements to which it is a party and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Buyer and no other action is necessary on the part of Buyer to authorize this Agreement or any Ancillary Agreement to which it is a party or to consummate the transactions contemplated hereby and thereby.  This Agreement and each of the Ancillary Agreements to which it is a party have been duly executed and delivered by Buyer.  Assuming due authorization, execution and delivery by the Shareholders and each other party thereto, this Agreement and each of the Ancillary Agreements constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

5.3                              No Conflicts; Consents.

(a)                                 The execution and delivery by Buyer of this Agreement and the Ancillary Agreements to which it is a party does not, and the performance by Buyer of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby (in each case, with or without the giving of notice or lapse of time, or both), will not, directly or indirectly, (i) violate or conflict with the provisions of any of the Organizational Documents of Buyer or (ii) violate, breach, conflict with or constitute a default, an event of default, or an event creating any additional rights (including rights of amendment, impairment, suspension, revocation, acceleration, termination or cancellation), impose additional obligations or resulting in a loss of any rights or require a consent or the delivery of notice, under any Contract or Law applicable to Buyer or to which Buyer is a party or a beneficiary or by which Buyer or its assets are subject, except in the case of clause (ii) where such violation, conflict, breach, default, event or other item would not reasonably be expected to materially impair or delay the ability of Buyer to perform its obligations under this Agreement and the Ancillary Agreements.

(b)                                 No Order, consent or authorization of, with, or to any Person is required by Buyer in connection with the execution and delivery of this Agreement and the Ancillary Agreements, the performance of the obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, except where the failure to obtain such Order, consent or authorization would not reasonably be expected to materially impair or delay the ability of Buyer to perform its obligations under this Agreement and the Ancillary Agreements.

5.4                              Capitalization.  The authorized capital stock of Buyer consists of 45,000,000 shares of Buyer Common Stock.  As of the date hereof, 25,858,924 shares of Buyer Common Stock are issued and outstanding.  No other capital stock of Buyer is authorized, issued or outstanding.  All of the shares of Buyer Common Stock are duly authorized, validly issued, fully paid and nonassessable and were issued in compliance with all applicable Laws. No other capital stock of the Buyer is authorized, issued or outstanding.  All of the shares of Buyer Common Stock issued as of the date hereof are duly authorized, validly issued, fully paid and nonassessable and were issued in compliance with all applicable Laws. The shares of Buyer Common Stock set forth on Schedule 5.4 hereto represent all of the issued and outstanding capital stock of the Buyer.  None of the shares of Buyer Common Stock were issued in violation of (i) any Contract to which the Buyer is or was a party or beneficiary or by which the Buyer or their respective properties or assets is or was subject or (ii) of any preemptive or similar rights of any Person.

(a)                                 Except as set forth on Schedule 5.4(a), there are no outstanding options, warrants or other securities or subscription, preemptive or other rights convertible into or exchangeable or exercisable for any shares of capital stock or other equity or voting interests of the Buyer and there are no “phantom stock” rights, stock appreciation rights or other similar rights with respect to the Buyer.  There are no Contracts of any kind to which the Buyer is a party or beneficiary or by which the Buyer or its assets are subject, obligating the Buyer to issue, deliver, grant or sell, or cause to be issued, delivered, granted or sold, additional shares of capital stock of, or other equity or voting interests in, or options, warrants or other securities or subscription, preemptive or other rights convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Buyer, or any “phantom stock” right, stock appreciation right or other similar right with respect to the Buyer, or obligating the Buyer to enter into any such Contract.

(b)                                 There are no securities or other instruments or obligations of the Buyer, the value of which is in any way based upon or derived from any capital or voting stock of the Buyer or having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which the Buyer’s shareholders (or their equivalent) may vote.

(c)                                  There are no Contracts, contingent or otherwise, obligating the Buyer to repurchase, redeem or otherwise acquire or dispose of any shares of capital stock of, or other equity or voting interests in, the Buyer.  There are no voting agreements, voting trusts, registration rights agreements, shareholder agreements or other similar arrangement with respect to the capital stock of the Buyer.  There are no rights plans affecting the Buyer.

(d)                                 Except as set forth on Schedule 5.4(d), there are no bonds, debentures, notes or other Indebtedness of the Buyer.

(e)                                  The data room created by the Buyer contains a complete and accurate copy of all material minutes of the meetings of the board of directors and stockholders of the Buyer.

5.5                              Arms-Length Transaction.  The Consideration was negotiated between the Company, the Shareholders and Buyer in good faith and in an arms-length manner.

5.6                              Brokers.  Buyer does not have any Liability to pay any fees or commissions to any broker, finder or similar agent with respect to this Agreement, the Ancillary Agreements or the transactions contemplated by hereby or thereby.

5.7                              Purchase for Investment.  The Company Shares purchased by Buyer pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof.  Buyer shall not offer to sell or otherwise dispose of, or sell or otherwise dispose of, the Company Shares so acquired by it in violation of any of the registration requirements of the Securities Act.

5.8                              Buyer Financial Statements

(a)                                 Complete and accurate copies of the (i) audited balance sheets of the Buyer as of 2012 and 2011, for the years then ended and (ii) audited balance sheet of the Buyer as at September 30, 2013 for the nine (9) -month period then ended (collectively, the “Buyer Financial Statements”) have been made available to those Shareholders requesting them.  The Buyer Financial Statements were prepared from the Books and Records (which are complete and accurate) of the Buyer, and fairly present the financial condition of the Buyer as of the respective dates they were prepared and the results of the operations of the Buyer for the periods indicated.

(b)                                 There are no Liens on any capital stock (or other equity interests), assets of the Buyer.

5.9                              Taxes.

(a)                                 The Buyer has duly and timely filed with the appropriate Taxing Authorities all Tax Returns required to have been filed by the Buyer (or, if due between the date hereof and the Closing Date, will be duly and timely filed), and each such Tax Return to the extent required by law correctly and completely reflects Liabilities for Taxes and all other information required to be reported thereon.  All Taxes owed by the Buyer have been duly and timely paid.  The Buyer has adequately provided for, in its books of account and related records, Liabilities for all unpaid Taxes (that are current Taxes not yet due and payable).

(b)                                 To the Knowledge of the Buyer there is no action or audit currently proposed, threatened or pending against, or with respect to, the Buyer in respect of any Taxes.    No claim has ever been made by an authority in a jurisdiction where the Buyer does not file Tax Returns that the Buyer is or may be subject to taxation by that jurisdiction or that the Buyer must file Tax Returns in such jurisdiction.  There are no Liens on any of the stock or assets of the Buyer with respect to Taxes.

(c)                                  The Buyer has withheld and timely paid all Taxes required to have been withheld or paid and has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto.

(d)                                 There is no dispute or claim concerning any Liabilities for Taxes with respect to the Buyer for which notice has been provided, or which is to the Knowledge of the Buyer asserted or threatened, or which is otherwise known to the Buyer.  No issues have been raised in any examination with respect to the Buyer.  The Buyer has not waived (or is subject to a waiver of) any statute of limitations in respect of Taxes and has not agreed to (or is subject to) any extension of time with respect to a Tax assessment or deficiency.

5.10                       Compliance with Law.  To the Knowledge of the Buyer, the Buyer is in compliance in all material respects with, and has not received any notice of any pending violation with respect to, any Law or regulation with respect to the Buyer’s business or operations.

5.11                       Real Property.  The Buyer does not own, or have any interest (including any leasehold interest) in, any real property.

5.12                       Intellectual Property.   Except as set forth on Schedule 5.12, the Buyer exclusively owns all right, title, and interest in and to the Owned Intellectual Property that is material to the operation of the Buyer’s business, free and clear of all Liens. The Company Intellectual Property owned or used by the Company immediately prior to the Closing will be owned or available for use (as applicable) by Buyer on identical terms and conditions immediately after Closing. To the Knowledge of the Buyer, no Person has infringed, misappropriated, diluted or otherwise violated, or is infringing, misappropriating, diluting or otherwise violating, any Owned Intellectual Property.  No Action has been instituted relating to any Owned Intellectual Property, or, to the Knowledge of the Buyer, threatened relating to any Buyer Intellectual Property and none of the Owned Intellectual Property is subject to any outstanding Order.  The Buyer has taken reasonable and necessary steps to protect and maintain the proprietary nature of each item of Owned Intellectual Property and the confidentiality of the Know-How of the Buyer.

5.13                       Buyer Contracts.  Each Contract that is material to the Buyer’s business (a “Buyer Contract”) is in full force and effect and valid and enforceable in accordance with its terms.  The Buyer has complied with and is in compliance with, and all other parties thereto have complied with and are in compliance with, the provisions of each Buyer Contract.  The Buyer is not, and to the Knowledge of the Buyer, no other party thereto is, in default in the performance, observance or fulfillment of any obligation, covenant, condition or other term contained in any Buyer Contract, and the Buyer has not given or received notice to or from any Person relating to any such alleged or potential default that has not been cured.  No event has occurred which with or without the giving of notice or lapse of time, or both, could violate, breach, conflict with or constitute a default, an event of default, or an event creating any additional rights (including rights of amendment, impairment, modification, suspension, revocation, acceleration, termination, or cancellation), impose additional obligations or result in a loss of any rights, or require a consent or the delivery of notice, under any Buyer Contract.

5.14                       Litigation.  There is no Action (i) pending or, to the Knowledge of the Buyer, threatened against or affecting the Buyer, its business or its assets or (ii) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or the Ancillary Agreements.  No officer, director or manager of the Buyer is a defendant in any Action commenced by any shareholder of the Buyer with respect to his duties as an officer, director or manager thereof under any applicable Law.  No event has occurred or circumstances exist that does or could reasonably be expected to result in or serve as a basis for any such Action.  There is no unsatisfied judgment, penalty or award against the Buyer or affecting its assets.

5.15                       Regulatory Compliance.

(a)                                 To the Knowledge of the Buyer, the Buyer is in compliance in all material respects with all applicable Laws, including those relating to good laboratory practice, current good manufacturing practices, good clinical practice, and protection of human subjects and humane care and use of laboratory animals, to the extent that those laws and regulations apply to the Buyer’s activities.

(b)                                 The Buyer has not employed or otherwise used in any capacity, and will not employ or otherwise use in any capacity, the services of any person debarred under United States Law, including Section 21 USC 335a, or any foreign equivalent thereof, or otherwise, to the Knowledge of the Buyer, has been or is subject to legal or regulatory sanctions for conduct relating to pre-clinical studies.

5.16                       Insurance.  There are no pending claims under any insurance policy and fidelity bond which cover the Buyer (“Buyer’s Policies”) as to which coverage has been questioned, denied or disputed by the insurer or in respect of which the insurer has reserved its rights.  All Buyer’s Policies are issued by an insurer that is financially sound and reputable, are in full force and effect, are valid and are enforceable in accordance with their terms.  All premiums due under the Buyer’s Policies have been paid in full or, with respect to premiums not yet due, accrued.  Such Buyer’s Policies provide adequate insurance coverage for the Buyer, and are sufficient for compliance with all Laws and Contracts to which the Buyer is a party or a beneficiary or by which the Buyer or is assets are subject.  The Buyer has not received a notice of cancellation or termination of any Policy or of any material changes that are required in the conduct of the Buyer’s business as a condition to the continuation of coverage under, or renewal of, any such Policy.  The Buyer does not have any self-insurance arrangements.

5.17                       No Reliance.  The Buyer acknowledges that it has conducted to its satisfaction an independent investigation, based in part on the due diligence materials provided by the Company, of the financial condition, liabilities, results of operations, and projected operations of the Company and the nature and condition of its assets and business and, in making the determination to proceed with the transactions contemplated by this Agreement, has relied solely on the results of its own independent investigation.

ARTICLE 6.
COVENANTS

6.1                              Confidentiality.  From and after the Closing, the Shareholders shall, and shall cause their Affiliates to, hold, and shall use their reasonable best efforts to cause their and their respective officers, directors, employees, accountants, counsel, consultants, advisors, agents and other representatives to hold, in confidence any and all information, whether written or oral, concerning the Company, except to the extent that such Person can show that such information (a) is in the public domain through no fault of any Shareholder or any of their Affiliates or (b) is lawfully acquired by them after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation.  If any Shareholder or any of their Affiliates are compelled to disclose any such information by judicial or administrative process or by other requirements of Law, such Person shall promptly notify Buyer in writing and shall disclose only that portion of such information which such Person is advised by its counsel in writing is legally required to be disclosed, provided that such Person shall exercise its reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.  Without prejudice to the rights and remedies otherwise available in this Agreement, the parties each acknowledge that prior to Closing money damages would not be an adequate remedy for any breach of this Section 6.1, and that prior to Closing Buyer will be entitled to specific performance and other equitable relief by way of injunction in respect of a breach or threatened breach of any this Section 6.1.

6.2                              Public Announcements.  No Shareholder shall issue any press release or make any public statement relating to the subject matter of this Agreement without the prior written approval of Buyer.

6.3                              Tax Matters.

(a)                                 Preparation and Filing of Pre-Closing and Post-Closing Period Tax Returns.

(i)                             Tax Periods Ending on or Before the Closing Date.  Buyer shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns of the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date.  Buyer shall upon request permit the Shareholders to review and comment on each such Tax Return described in the preceding sentence

(ii)                          Tax Periods Beginning Before and Ending After the Closing Date.  Buyer shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns of the Company for Tax periods which begin before the Closing Date and end after the Closing Date.

(b)                                 Cooperation in Filing Tax Returns.  Buyer and the Shareholders shall, and shall each cause its Affiliates to, provide to the other party such cooperation and information, as and to the extent reasonably requested, in connection with preparing, reviewing and filing of any Tax Return, amended Tax Return or claim for refund, determining Liabilities for Taxes or a right to refund of Taxes, or in conducting any audit or other Action with respect to Taxes.  Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with relevant accompanying schedules and relevant work papers, relevant documents relating to rulings and other determinations by Governmental Entities relating to Taxes, and relevant records concerning the ownership and Tax basis of property, which any such party may possess.  The Company will retain all Tax Returns, schedules, work papers, and all material records and other documents relating to Tax matters of the Company for the Tax period first ending after the Closing Date and for all prior Tax periods until the later of either (i) the expiration of the applicable statute of limitations (and, to the extent notice is provided with respect thereto, any extensions thereof) for the Tax periods to which the Tax Returns and other documents relate or (ii) eight (8) years following the due date (without extension) for such Tax

Returns.  Thereafter, the Company may dispose of them.  Each party shall make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided.

(c)                                  Payment of Transfer Taxes and Fees.  The Shareholders shall pay all non- U.S. Transfer Taxes arising out of or in connection with the transactions effected pursuant to this Agreement, and shall indemnify, defend, and hold harmless Buyer including, following the Closing, the Company with respect to such Transfer Taxes.  The Shareholders shall file all necessary documentation and Tax Returns with respect to such Transfer Taxes and Buyer shall provide such cooperation in connection with the preparation and filing of such documentation and Tax Returns as may be reasonably requested by the Shareholders. The Buyer shall pay all U.S. Transfer Taxes arising out of or in connection with the transactions effected pursuant to this Agreement, and shall indemnify, defend, and hold harmless the Shareholders following the Closing, the Company with respect to such U.S. Transfer Taxes.  The Buyer shall file all necessary documentation and Tax Returns with respect to such U.S. Transfer Taxes and the Shareholders shall provide such cooperation in connection with the preparation and filing of such documentation and Tax Returns as may be reasonably requested by the Shareholders.

6.4                              Termination of Rights in the Company.   As of the Closing, each Shareholder hereby acknowledges and agrees that, subject to any necessary action otherwise required to be taken under Swiss Law, (i) the Shareholder shall forfeit and surrender all rights, preferences, privileges, and restrictions with respect to the Company Shares, as applicable, held by such Shareholder, including all rights, preferences, privileges, and restrictions under the Investor Agreements, and (ii) the Company, Buyer and each of their respective Affiliates and representatives, shall have no further obligation, Liability or duty to the Shareholder with respect to the Company Shares, as applicable, held by such Shareholder. After the Closing, there will be no holders of any securities of the Company other than Buyer and all agreements between the Company and any Shareholder or between Shareholders relating to the Company other than the ProteoSys Agreement and the consulting agreement with Bertrand Damour are terminated as per Closing.

6.5                              Release.  Effective upon the Closing, each Shareholder hereby irrevocably waives, releases and discharges the Company, Buyer and each of their respective Affiliates, representatives, successors and assigns, and each other Shareholder with respect to such Shareholder (collectively, the “Released Parties”) of and from any and all manner of action and actions, cause and causes of action, suits, debts, dues, sums of money, accounts, reckoning, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims, demands, Liabilities and obligations, to such Shareholder and his, hers or its heirs, executors, administrators, successors and assigns, of any kind or nature whatsoever (including in (i) respect of any rights of contribution or indemnification, and (ii) in connection with the allocation among the Shareholders of the Consideration in accordance with Schedule B), whether arising under any Contract or otherwise at Law or in equity, and whether or not then known (other than Liabilities that arise under this Agreement and the Ancillary Agreements), and each Shareholder agrees that he, she or it will not seek to recover any amounts solely in connection therewith or thereunder from the Released Parties. Notwithstanding the foregoing, ProteoSys shall have the right to claim its rights under the ProteoSys Agreement, as amended by the ProteoSys Amendment, and each Shareholder shall be entitled to enforce its rights pursuant to this Agreement.

6.6                              Claims Against Directors and Officers.  Other than claims that may be brought against a Seller pursuant to this Agreement, following the Closing, Buyer shall make any claim against any director or executive officer of the Company arising out of, relating to or in connection with acts or omissions of such person taken or omitted in their capacity as a director or executive officer of the Company and occurring or alleged to have occurred prior to the Closing (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions), under any applicable Swiss or other Laws including, in accordance with Article 752 et seq. CO, except for fraud or criminal or willful misconduct on the part of such director or executive officer. Any such potential claims (whether known as of the date hereof or not) are hereby unconditionally and irrevocably waived by Buyer. Buyer agrees that the waiver contained in this Section 6.6 shall be in addition to, and not in lieu of, the any existing indemnification obligation by the Company to its officers and directors. Buyer undertakes to use its commercially reasonable efforts, to cause the Company, to hold an extraordinary shareholders’ meeting at the Closing and to elect the corporate officers of the Company at such meeting. Buyer agrees to grant, and undertake to use its commercially reasonable efforts to cause the Company to grant at Closing complete discharge to the present directors and executive officers of the Company, in their capacity as such.

6.7                              Transition Services.  For a period of ninety (90) days following the Closing Date (the “Transition Period”), Bertrand Damour shall use commercially reasonable efforts to commit, upon reasonable notice, an aggregate of up to ten (10) Business Days - in the framework of the existing Consulting Agreement between Bertrand Damour and the Company, which shall in absence of any other agreement shall terminate ninety (90) days after Closing - to provide Buyer with reasonable assistance in the transfer of information, documentation, know-how and other materials from the Company to Buyer, as well as such other reasonable transition services as Buyer may request (collectively, the “Transition Services”).  During the Transition Period, Bertrand Damour shall be reasonably available for consultation by telephone, electronic communication or in person, as requested by Buyer, in connection with the Transition Services.

6.8                              Financial Statements.  The Shareholders shall, at their cost and expense, provide Buyer no later than March 7th with a complete and accurate copy of the audited balance sheet of the Company as at December 31, 2013, and an income and cash flow statement for the twelve (12) -month period then ended, prepared in accordance with Section 4.4(a).

6.9                              Tag Along Registration Rights.  Buyer covenants that it shall not include in any registration statement filed under the Securities Act in connection with the Buyer IPO any shares of Buyer Common Stock held by the Existing Stockholders without offering the Shareholders the opportunity to participate in such registration on a pro rata basis, based on each such Shareholder’s pro rata share of the total number of shares of Buyer Common Stock then issued and outstanding.

6.10                       Rule 144.  For a period of twelve months following the Closing Date, Buyer shall:

(a)                                 make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the effective date of the Buyer IPO; and

(b)                                 file with the SEC in a timely manner all reports and other documentation required of Buyer under the Securities Act and the Exchange Act.

6.11                       Further Assurances.  Except as otherwise provided herein, Buyer and the Shareholders shall (and the Shareholders shall cause the Company to) use their commercially reasonable efforts to take, or cause to be taken, all actions necessary or appropriate to consummate and make effective the transactions contemplated by this Agreement.  If at any time (whether before or after the Closing) any further action is necessary or appropriate to carry out the purposes of this Agreement, the parties shall use their commercially reasonable efforts to take, or cause to be taken, that action.

ARTICLE 7.
CONDITIONS TO CLOSING

7.1                              Conditions to Obligations of Buyer, the Company and the Shareholders.  The obligations of Buyer, the Company and the Shareholders to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions:

(a)                                 No temporary restraining Order, preliminary or permanent injunction or other Order and no Action shall be in effect or have been instituted or threatened enjoining, prohibiting or otherwise preventing, or seeking to enjoin, prohibit or otherwise prevent the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

(b)                                 No Law shall have been enacted or shall be deemed applicable to the transactions contemplated by this Agreement which makes the consummation of such transactions illegal.

7.2                              Conditions to Obligations of Buyer.  The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver in writing by Buyer in its sole discretion) of the following further conditions:

(a)                                 Each of the representations and warranties made by the Shareholders in this Agreement that is qualified by materiality shall be true and correct as of the Closing and each such representation and warranty that is not so qualified shall be true and correct in all material respects as of the Closing, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date.

(b)                                 The Company and the Shareholders shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with at or prior to the Closing.

(c)                                  No event has occurred that has had, or could reasonably be expected to have, a material adverse effect on the condition (financial or otherwise), operations, prospects or results of operations of the Company.

(d)                                 The Company shall have caused to be completed an audit of the Financial Statements for the years ended 2011 and 2012.

(e)                                  The Company shall have no Liabilities except (i) those which are adequately reflected or reserved against in the Financial Statements dated as of September 30, 2013 or the Net Working Capital;  (ii) the €500,000 payment obligation owed under the ProteoSys Agreement; (iii) any amounts payable in connection with loans made by any of the Shareholders to or for the benefit of the Company; and (iv) those Liabilities which would bring the Company, as of the Closing, below the Net Working Capital in the minimum amount of US$1,400,000.

(f)                                   On or prior to the Closing Date, Buyer shall have received the following:

(i)                             certificates dated the Closing Date signed on behalf of the Company and each Shareholder to the effect that the conditions set forth in Sections 7.2(a), 7.2(b) and 7.2(c) have been satisfied;

(ii)                          a copy of the Organizational Documents of the Company, certified by the Secretary or Assistant Secretary of the Company;

(iii)                       the Books and Records;

(iv)                      the extract from the criminal and debt enforcement registers (“Betreibungsregisterauszug”), dated as of a date not earlier than one month prior to the Closing;

(v)                         the Financial Statements prepared in accordance with Section 4.4(a).

(vi)                      a statement setting forth the estimated Net Working Capital of the Company at Closing to be prepared in accordance with Section 4.4(b);

(vii)                   a copy of the resolutions of the board of directors of the Company authorizing the transfer of the Company Shares;

(viii)                evidence regarding the termination of the Investor Agreements;

(ix)                      original letter of resignation of all members of the board of directors of the Company, to be effective as of the next extraordinary general meeting of the Company;

(x)                         a copy of the Buyer SPA, executed by the participating Shareholders;

(xi)                      a copy of the Board Observer Agreement, executed by the Shareholders;

(xii)                   a copy of the Joinder, executed by the Shareholders;

(xiii)                a copy of the Lockup Agreement, executed by the Shareholders;

(xiv)               a copy of the Proxy Agreement, executed by the Shareholders;

(xv)                  a copy of the ProteoSys Amendment, executed by the parties thereof; and

(xvi)               all agreements and other documents required to be executed and delivered to Buyer pursuant to this Agreement at or prior to the Closing (including stock certificates for all outstanding shares of capital stock of the Company and all other certificates, documents and instruments required to be delivered to Buyer at the Closing pursuant to Section 2.3(b)).

7.3                              Conditions to Obligations of the Company and the Shareholders.  The obligation of the Company and the Shareholders to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver in writing by the Company and Shareholders in their sole discretion) of the following further conditions:

(a)                                 Each of the representations and warranties of Buyer set forth in this Agreement that is qualified by materiality shall be true and correct at and as of the Closing Date and each such representation and warranty that is not so qualified shall be true and correct in all material respects at and as of the Closing Date, except, in each case, (i) to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date or (ii) for circumstances under which the breach of the representation or warranty could not reasonably be expected to materially impair or delay the ability of Buyer to perform its obligations under this Agreement and the Ancillary Agreements and consummate the transactions contemplated hereby and thereby.

(b)                                 Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with at or prior to the Closing Date.

(c)                                  On or prior to the Closing Date, the Company and the Shareholders shall have received the following:

(i)                             a certificate dated the Closing Date signed on behalf of Buyer by an officer of Buyer to the effect that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied;

(ii)                          a copy of the Joinder, executed by Buyer;

(iii)                       a copy of the Buyer SPA, executed by Buyer;

(iv)                      a copy of the Board Observer Agreement, executed by Buyer;

(v)                         a copy of the Proxy Agreement, executed by the Buyer;

(vi)                      a copy of a guarantee signed by the Buyer guaranteeing the obligations of the Company under the ProteoSys Agreement as amended, executed by the Buyer, in form and substance acceptable to  ProteoSys; and

(vii)                   all agreements and other documents required to be executed and delivered to the Shareholders pursuant to this Agreement at or prior to the Closing (including all certificates, documents and instruments required to be delivered to the Shareholders the Closing pursuant to Section 2.3(a)).

ARTICLE 8.
SURVIVAL OF REPRESENTATION AND WARRANTIES; HOLDBACK AND INDEMNIFICATION

8.1                              Survival.  Except as otherwise expressly provided in this Section 8.1, all representations and warranties contained in this Agreement and the Ancillary Agreements, shall survive the Closing for a period of twelve (12) months; provided, however, the representations and warranties in ARTICLE 5 shall only survive until the earlier of (i) the Buyer IPO or (ii) twelve (12) months after the Closing Date.  The Unlimited Claims shall survive until thirty (30) days following expiration of all statutes of limitation applicable to the matters referred to therein, at the latest five (5) years from the Closing Date.  The period for which a representation or warranty, covenant or agreement survives the Closing is referred to herein as the “Applicable Survival Period.”  To the extent that a claim for indemnification under this ARTICLE 8 is based upon facts or circumstances to which more than one Applicable Survival Period may be applicable, the longest of such Applicable Survival Periods shall apply.  In the event notice of claim for indemnification under Sections 8.3 or 8.5 is given within the Applicable Survival Period, the representation or warranty, covenant or agreement that is the subject of such indemnification claim (whether or not formal legal Action shall have been commenced based upon such claim) shall survive with respect to such claim until such claim is finally resolved.  The Indemnifying Party shall indemnify the Indemnified Party for all Losses (subject to the limitations set forth herein, if applicable) that the Indemnified Party may incur in respect of such claim, regardless of when incurred.  No claim may be made or instituted seeking indemnification unless a written notice of the claim is received by the applicable party within the Applicable Survival Period.

8.2                              Holdback Shares.  On the Closing Date, Buyer shall withhold the Holdback Shares to be retained as security for the indemnification obligations of the Shareholders set forth in of Section 8.3.  The portion of the Holdback Shares contributed on behalf of each Shareholder shall be in proportion to the aggregate amount of Consideration to which such Shareholder would otherwise be entitled under this Agreement.  All claims for indemnification pursuant to Section 8.3 below shall be satisfied first from the Holdback Shares to the full extent thereof.  For the purpose of this Agreement, including without limitation the distribution of the Holdback Shares, the value of each Holdback Share (the “Holdback Shares Indemnity Value”) shall be equal to the fair market value of a share of Buyer Common Stock as determined by the board of directors of Buyer, acting in good faith, at the time of distribution; provided, however, that in the event shares of Buyer Common Stock are actively traded on any national securities exchange, the

Holdback Shares Indemnity Value shall be determined by the average closing price per share of Buyer Common Stock on the ten (10) consecutive trading days immediately preceding the date of distribution of the Holdback Shares.  Promptly, but in any event within three (3) Business Days, following the twelve (12) month anniversary of the Closing Date, Buyer will release the remaining Holdback Shares to the Shareholders in accordance with their respective Pro Rata Share.  To the extent any Buyer Indemnitee has made a claim for indemnification prior to the twelve (12) month anniversary of the Closing Date, the release of any shares then remaining in the Holdback Shares will be reduced by the aggregate amount of any Losses which the Buyer, acting in good faith, reasonably estimates to have been incurred or reasonably estimated to be incurred by a Buyer Indemnitee with regard to all such pending claims.  Any funds retained will be released within three (3) Business Days following final resolution of any such pending claim in accordance with Section 8.7(a).

8.3                              Indemnification by Shareholders.

(a)                                 Subject to the limitations set forth herein, each Shareholder shall, on an individual basis, indemnify and defend Buyer and its Affiliates (including, after the Closing, the Company) and their respective shareholders, members, managers, officers, directors, employees, agents, successors and permitted assigns (the “Buyer Indemnitees”) against, and shall hold them harmless from, any and all losses, damages, claims (including third party claims), charges, Liabilities, actions, suits, proceedings, interest, penalties, Taxes, diminutions in value, costs and expenses (including legal, consultant, accounting and other professional fees, costs of sampling, testing, investigation, removal, treatment and remediation of contamination and fees and costs incurred in enforcing rights under this Agreement), but excluding punitive damages, any damages resulting in a loss of business reputation or any damages based on multiples (except to the extent resulting from any Third Party Claim), (collectively, “Losses”) resulting from, arising out of, or incurred by any Buyer Indemnitee in connection with, or otherwise with respect to (i) any inaccuracy or breach of any representation or warranty made by such Shareholder under ARTICLE 3, any of the Ancillary Agreements or any certificate or other document furnished or to be furnished to Buyer in connection with the transactions contemplated by this Agreement; and (ii) any breach by such Shareholder of any covenant or agreement contained in this Agreement or any of the Ancillary Agreements.

(b)                                 Subject to the limitations set forth herein, each Shareholders shall, on an individual pro rata basis based on each Shareholder’s Pro Rata Share of the Consideration, indemnify and defend the Buyer Indemnitees against, and shall hold them harmless from, any and all Losses resulting from, arising out of, or incurred by any Buyer Indemnitee in connection with, or otherwise with respect to (i) any inaccuracy or breach of any representation or warranty made by the Company under ARTICLE 4; (ii) any breach by the Company of any covenant or agreement contained in this Agreement or any of the Ancillary Agreements; and (iii) any fees, expenses or other payments incurred or owed by the Company to any agent, broker, investment banker or other firm or Person retained or employed by it in connection with the transactions contemplated by this Agreement or the Ancillary Agreements.

8.4                              Limits on Indemnification.  No Buyer Indemnitees shall be entitled to recover any Loss pursuant to Section 8.3 until such time as the total amount of all Losses otherwise indemnifiable that have been directly or indirectly suffered or incurred by any one or more of the

Buyer, or to which any one or more of the Buyer has or have otherwise become subject, exceeds $50,000 in the aggregate.  Following such time as the cumulative amount of such Loss exceeds $50,000 in the aggregate, the Buyer shall be entitled to recover all such Losses from dollar $1. Furthermore no Buyer Indemnitees shall be entitled to recover any Loss pursuant to Section 8.3, if and to the extent that:

a) the Buyer or the Company have actually recovered from any third person, including but not limited to an insurer, any sum in respect of any matter to which a claim made relates, after deduction of all duly documented costs and expenses incurred in making such recovery;  or

b) a specific provision, reserve or valuation allowance has been or is made or included in Net Working Capital calculation.

8.5          Indemnification by Buyer.  Buyer shall indemnify and defend the Shareholders and their respective Affiliates, shareholders, members, managers, officers, directors, employees, agents, successors and assigns (the “Shareholder Indemnitees”) against, and shall hold them harmless from, any and all Losses resulting from, arising out of, or incurred by any Shareholder Indemnitee in connection with, or otherwise with respect to (i) any inaccuracy or breach of any representation or warranty made by Buyer in this Agreement or any of the Ancillary Agreements; and (ii) any breach by Buyer of any covenant or agreement contained in this Agreement or any of the Ancillary Agreements.

8.6          Limits on Indemnification.

(a)           Notwithstanding anything to the contrary set forth in this Agreement, the total and aggregate Liability of Buyer for indemnity of the Shareholder Indemnitees under Section 8.5 shall not exceed Two Million Euros (€2,000,000).  This limitation shall not apply to Unlimited Claims.

(b)           Notwithstanding anything to the contrary set forth in this Agreement, except for indemnification for any Unlimited Claims, the sole and exclusive remedy of the Buyer in respect of a Loss shall be limited to recourse against the Holdback Shares and the aggregate amount of indemnification available hereunder shall be restricted to the amount of the Holdback Shares.

(c)           Other than the amount of the Holdback Shares, notwithstanding anything to the contrary set forth in this Agreement, the liability of each Seller for indemnification under this Agreement, including with respect to Unlimited Claims, shall be several and not joint. Except in the event of fraud by such Shareholder, no Shareholder shall have liability under this Agreement for an amount in excess of the Consideration received by such Shareholder pursuant to this Agreement.

(d)           Each Shareholder, on the one hand, and Buyer, on the other hand, agree that all payments made by or on behalf of either of them to or for the benefit of the other (including any payments to the Company) under this ARTICLE 8 shall be treated as adjustments to the Consideration payable pursuant to this Agreement for Tax purposes and that such treatment shall govern for purposes hereof.

8.7          Third-Party Claims.

(a)           A Buyer Indemnitee or Shareholder Indemnitee entitled to indemnification hereunder, as applicable, (the “Indemnified Party”) that becomes aware of any legal proceeding, claim or demand instituted by any third party (a “Third-Party Claim”) shall promptly, but in any event no more than thirty (30) days after receiving notice of the Third-Party Claim, give the party required to provide such indemnification (the “Indemnifying Party”) written notice of such Third-Party Claim in respect of which the Indemnified Party is entitled to indemnification hereunder; provided that the failure to provide prompt notice shall not relieve the Indemnifying Party of its indemnification obligations hereunder, except to the extent (and only to the extent) that the Indemnifying Party is actually and materially prejudiced by the failure of the Indemnified Party to provide such prompt notice.

(b)               If the Indemnifying Party provides written notice to the Indemnified Party stating that the Indemnifying Party is responsible for the entire Third-Party Claim within fifteen (15) Business Days after the Indemnifying Party’s receipt of written notice from the Indemnified Party of such Third-Party Claim, the Indemnifying Party shall have the right, at the Indemnifying Party’s expense, to defend against, negotiate, settle or otherwise deal with such Third-Party Claim and to have the Indemnified Party represented by counsel, reasonably satisfactory to the Indemnified Party, selected by the Indemnifying Party; provided, that (i) the Indemnified Party may participate in any proceeding with counsel of its choice and at its expense, (ii) the Indemnifying Party may not assume the defense of any Third-Party Claim if a material conflict of interest exists between the Indemnifying Party and the Indemnified Party that precludes effective joint representation, and (iii) the Indemnified Party may take over the defense and prosecution of a Third-Party Claim from the Indemnifying Party if the Indemnifying Party has failed or is failing to diligently prosecute or defend such Third-Party Claim following the provision of written notice to the Indemnifying Party of such failure and the failure of the Indemnifying Party to cure such failure within five (5) Business Days of receipt of such notice; and provided further, that the Indemnifying Party may not enter into a settlement of any Third-Party Claim without the written consent of the Indemnified Party, which will not be unreasonably withheld, delayed or conditioned, unless such settlement provides the Indemnified Party with a full release from such Third-Party Claim and requires no more than a monetary payment for which the Indemnified Party is fully indemnified.  If the Indemnifying Party does not, or is not able to, assume or maintain control of such defense in compliance with this Section 8.7(b), the Indemnified Party will have the right to control such defense at the Indemnifying Party’s expense.

8.8          Indemnification Procedure.

(a)               In the event an Indemnified Party seeks a recovery, in accordance with the terms of this ARTICLE 8, in respect of any claim for indemnification (each, a “Claim”), the Indemnified Party shall deliver a written notice (a “Claim Notice”) to the Indemnifying Party.  Each Claim Notice shall, with respect to each Claim set forth therein, (i) specify in reasonable detail and in good faith the nature of the Claim being made and (ii) state the aggregate amount of Losses to which the Indemnified Party is entitled to indemnification pursuant to Section 8.3 or Section 8.5, as applicable, that have been incurred, or a good faith estimate of the aggregate amount of such Losses reasonably expected to be incurred, by Indemnified Party pursuant to such Claim (the “Claim Amount”).

(b)           If the Indemnifying Party wishes to object to the allowance of some or all Claims made in a Claim Notice, the Indemnifying Party must deliver a written objection (an “Objection Notice”) to the Indemnified Party within fifteen (15) Business Days after receipt by the Indemnifying Party of such Claim Notice expressing such objection and explaining in reasonable detail and in good faith the basis therefor.  Following receipt by the Indemnified Party of an Objection Notice, the Indemnified Party and the Indemnifying Party shall promptly, and within thirty (30) Business Days, meet to agree on the rights of the respective parties with respect to each Claim that is the subject of such Objection Notice.  In the event that the Indemnified Party and the Indemnifying Party do not resolve any dispute with respect to a Claim within thirty (30) Business Days of receipt by the Indemnified Party from the Indemnifying Party of the Objection Notice, then the Indemnified Party may commence a legal proceeding to resolve such dispute and enforce its rights with respect thereto in accordance with Section 9.6.

(c)           If the Indemnified Party does not receive an Objection Notice from the Indemnifying Party by the end of the fifteen (15) Business Day period referred to in Section 8.8(b) above, the Indemnifying Party shall be deemed to have irrevocably waived any right to object to such Claim and to have agreed that Losses in the amount of the applicable Claim Amount are indemnifiable in accordance with the terms of this ARTICLE 8.

8.9          No Indemnification by the Company.  Each of the Shareholders acknowledge and agree that, upon and following the Closing, the Company shall, except as required by Swiss law, not have any liability or obligation to indemnify, save or hold harmless or otherwise pay, reimburse or make any Shareholder whole for or on account of any indemnification or other claims made by any Buyer Indemnitee hereunder. None of the Shareholders shall have any right of contribution against the Company with respect to any such indemnification or other claim.

8.10        Exclusive Remedies.  Except for claims based on or arising out of fraud, intentional misrepresentation or willful misconduct or seeking the remedy of specific performance or injunction, the indemnification rights of the parties under this ARTICLE 8 shall be the sole and exclusive remedy available to the Parties with respect to any claim, demand, action, cause, cause of action, suit, or other action, direct or indirect, vested or contingent, known or unknown, anticipated or unanticipated, suspected or unsuspected, accrued or unaccrued, fixed, contingent, or conditional, at law, in equity, in tort, by Law, Contract, or otherwise, in any way related to, resulting, or arising from the execution and delivery of this Agreement, or any breach of the representations, warranties, covenants, or agreements of the Parties in this Agreement.  Notwithstanding anything contained herein to the contrary, nothing shall prohibit Buyer from seeking and obtaining recourse against any of the Shareholders in the event of fraud, intentional misrepresentation or willful misconduct by the Company.

ARTICLE 9.
MISCELLANEOUS

9.1          Notices.  Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier; (c) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next business day; or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid (“Notice”).  All communication must be in English.  Such communications, to be valid, must be addressed as follows:

(a)           If to the Company:

Mind-NRG SA

Rue de Jargonnant 2

c/o Index Venture Management SA

1207 Genève

Switzerland

Attention: Bertrand Damour

Facsimile No.: +41 22 737 0099

With a copy to, which shall not constitute notice:

VISCHER Ltd

Attention: Dr. Matthias Staehelin

Aeschenvorstadt 4, CH-4010 Basel, Switzerland

Facsimile No.: +41 58 211 33 10

(b)           If to any Shareholder, notice shall be delivered to the address designated by such Shareholder on Schedule A hereto.

(c)           If to Buyer:

Minerva Neurosciences, Inc.

245 First Street, Suite 1800

Cambridge, MA 02142

Attention: CEO

With a copy to, which shall not constitute notice:

Morgan, Lewis & Bockius LLP

502 Carnegie Center

Princeton, NJ 08540-6241

Attention: Denis Segota

Facsimile No.: (609) 919-6701

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain).  If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

9.2          Amendments and Waivers.  No amendment of this Agreement will be effective unless it is in writing and signed by the parties hereto.  No waiver of any provision of this Agreement will be effective unless it is in writing and signed by the party granting the waiver, and no such waiver will constitute a waiver of satisfaction of any other provision of this Agreement.  To be valid, any document signed by a party in accordance with this Section 9.2 must be signed by a party authorized to do so.  No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof of the exercise of any other right, power or privilege.

9.3          Expenses.  Except as otherwise provided in this Agreement, each party shall bear its own costs and expenses in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not the transactions contemplated by this Agreement and the Ancillary Agreements are consummated; provided that the Shareholders shall be responsible, pro rata based on each Shareholder’s Pro Rata Share of the Consideration, for all costs and expenses incurred by the Company in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby to the extent such costs are not paid prior to the Closing.

9.4          Assignment and Delegation.  No party may assign any part of its rights, or delegate any of its obligations, under this Agreement, except (i) with the other parties’ prior written consent, (ii) Buyer may assign its rights and obligations under this Agreement, in whole or in part, to any of its Affiliates or to any subsequent purchaser of all or substantially all of the assets of the Company and (iii) each Shareholder may assign its rights and obligations under this Agreement any consideration received pursuant to this Agreement to the ultimate holders of such Shareholder (which in the case of Pentavest shall include Index Ventures V (Jersey), LP, Index Ventures V Parallel Entrepreneur Fund (Jersey), LP and Yucca (Jersey) SLP).  No party shall unreasonably withhold its consent to assignment.  Any purported assignment of rights or delegation of obligations in violation of this Section 9.4 is void. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, heirs, personal representatives, successors and assigns.

9.5          Governing Law.  The Laws of the State of Delaware, without giving effect to principles of conflict of Laws, govern all matters arising out of or relating to this Agreement and all of the transactions it contemplates.

9.6          Arbitration.  Any dispute, controversy or claim arising out of or in relation to this Agreement, including the validity, invalidity, breach or termination thereof, shall be settled by arbitration, in accordance with the rules of the International Chamber of Commerce in force on the date when the notice of arbitration is submitted in accordance with such rules. The number of arbitrators shall be three. The seat of the arbitration shall be in London, England.  The arbitral proceedings shall be conducted in English.  EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

9.7          Specific Performance.  Buyer and the Shareholders each agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each party shall prior to Closing be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity.

9.8          Counterparts.  The parties may sign this Agreement in several counterparts, each of which will be deemed an original but all of which together will constitute one instrument.  The parties agree that delivery of this Agreement may be effected by means of an exchange of facsimile or other electronic copies.

9.9          Third Party Beneficiaries.  Except as set forth in this Agreement, no provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

9.10        Severability.  If any provision of this Agreement is held invalid, illegal or unenforceable in any jurisdiction, the remainder of this Agreement, or application of that provision to any Persons or circumstances, or in any jurisdiction, other than those as to which it is held unenforceable, will not be affected by that unenforceability and will be enforceable to the fullest extent permitted by Law.

9.11        Disclosure.  Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in reasonable detail.  Notwithstanding the foregoing, it is expressly understood and acknowledged that any information disclosed in the Disclosure Schedule under any numbered or lettered part shall be deemed to relate to and qualify representations and warranties set forth in one or more other parts of the Disclosure Schedule, but only where the relevance of such disclosure to such other part or parts is clear from the text of such disclosure; provided, however, the mere listing (or inclusion of a copy) of a document or other item shall not by itself be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or item itself).

9.12        Entire Agreement.  This Agreement, the Ancillary Agreements, the Schedules and the other documents, instruments and other agreements specifically referred to in this Agreement or those documents or delivered under this Agreement or those documents constitute the final agreement between the parties.  It is the complete and exclusive expression of the parties’ agreement on the subject matter of this Agreement.  This Agreement supersedes all prior oral or written agreements or policies relating to this Agreement.  The provisions of this Agreement may not be explained, supplemented, or qualified through evidence of trade usage or a prior course of dealings or performance.

9.13        Headings; Interpretation.  All headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

BUYER:

MINERVA NEUROSCIENCES, INC.

By:	/s/ Rogerio Vivaldi Coelho
Name:	Rogerio Vivaldi Coelho, MD, MBA
Title:	Co-Founder, President & CEO

[Signature Page to Share Purchase Agreement]

COMPANY:

MIND-NRG SA

By:	/s/ Michele Ollier
Name:	Michele Ollier
Title:	Chairman

[Signature Page to Share Purchase Agreement]

SHAREHOLDERS:

PENTAVEST S.À.R.L.

By:	/s/ Jean Steffen
Name:	Jean Steffen
Title:	Manager

By:	/s/ Emilie Bordaneil
Name:	Emilie Bordaneil
Title:	Manager

[Signature Page to Share Purchase Agreement]

LIMBURGSE RECONVERSIEMAATSCHAPPIJ
NV

By:	/s/ Stijn Bijnens
Name:	Stijn Bijnens
Title:	CEO

KMOFIN 2 NV

By:	/s/ Stijn Bijnens
Name:	Stijn Bijnens
Title:	CEO

[Signature Page to Share Purchase Agreement]

PROTEOSYS AG

By:	/s/ Helmut Matthies
Name:	Helmut Matthies
Title:	CEO

[Signature Page to Share Purchase Agreement]

BERTRAND DAMOUR

By:	/s/ Bertrand Damour

[Signature Page to Share Purchase Agreement]

Schedule A

Shareholders

Name	Address for Notice	Number of Ordinary Shares Owned	Number of Preferred Shares Owned	Number of Non-Voting Shares Owned
Pentavest S.à.r.l	1-3, Boulevard de la Foire L-1528, Luxembourg Grand Duchy of Luxembourg Facsimile: +352 26 27 07 99 Attention: Emilie Bordaneil, Manager” with copies to: Index Ventures 2, rue de Jargonnant CH-1207 Geneva Switzerland Fax +41 22 737 00 99 Attention: André Dubois		219,520
Limburgse Reconversiemaatschappij NV	Kempische Steenweg 555 3500 Hasselt Belgium Attention: CEO Facsimile No.: F +32 11 24 68 50		14,549

Name	Address for Notice	Number of Ordinary Shares Owned	Number of Preferred Shares Owned	Number of Non-Voting Shares Owned
KMOFIN 2 NV	Kempische Steenweg 555 3500 Hasselt Belgium Attention: CEO Facsimile No.: F +32 11 24 68 50		7,275
ProteoSys AG	Carl-Zeiss-Strasse 51 55129 Mainz Germany Attention: Geschäftsführer Facsimile No.: +49 6131 5019211	800		148,846
Bertrand Damour	rue Caroline 23 1003 Lausanne Switzerland			2,816

Schedule B

Allocation of Consideration

Name	Consideration to be Distributed at Closing	Holdback Shares	Total Consideration
Pentavest S.à.r.l	1,635,144	181,683	1,816,827
Limburgse Reconversiemaatschappij NV	794,862	88,318	883,180
KMOFIN 2 NV	397,431	44,159	441,590
ProteoSys AG	1,703,276	189,253	1,892,529
Bertrand Damour	136,262	15,140	151,402

Total	4,666,975	518,553	5,185,528

EXHIBIT A

BUYER SPA

[See attached]

EXHIBIT B

BOARD OBSERVER AGREEMENT

[See attached]

EXHIBIT C

JOINDER

[See attached]

EXHIBIT D

LOCKUP AGREEMENT

[See attached]

EXHIBIT E

FORM OF PROXY AGREEMENT

[See attached]